Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS THIRD QUARTER 2023 RESULTS:

•
REVENUE OF $125.3 MILLION; DOWN 2% SEQUENTIALLY; FLAT YEAR-OVER-YEAR
•
OPERATING INCOME OF $14.7 MILLION; EX-ITEMS, $16.0 MILLION, UP OVER 2% SEQUENTIALLY; UP 20% YEAR-OVER-YEAR
•
OPERATING MARGINS, EX-ITEMS, OF 13%
•
GAAP EPS OF $0.19; EX-ITEMS, $0.22, UP 5% SEQUENTIALLY; UP 24% YEAR-OVER-YEAR
•
RESERVOIR DESCRIPTION OPERATING MARGINS, EX-ITEMS, OF 17%; INCREMENTAL MARGINS EXCEEDING 100% SEQUENTIALLY; EXCEEDING 90% YEAR-OVER-YEAR
•
COMPANY ANNOUNCES STRATEGIC DIGITAL ROCK CHARACTERIZATION ALLIANCE WITH HALLIBURTON
•
COMPANY ANNOUNCES Q4 2023 QUARTERLY DIVIDEND

HOUSTON (November 1, 2023) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported third quarter 2023 revenue of $125,300,000. Core’s operating income was $14,700,000, with diluted earnings per share ("EPS") of $0.19, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $16,000,000, yielding operating margins of 13%, and EPS, ex-items, of $0.22. During the third quarter of 2023, the Company recorded aggregate charges of $1,100,000 associated with termination of its at-the-market equity offering program and exit of facilities aligned with Core’s continuing efforts to improve operational efficiencies. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Demand for Reservoir Description services continued to expand in the third quarter of 2023, with sequential improvement in both revenue and operating margins. Execution of our long-term strategy to improve operational efficiencies through technological innovations, automation and digitalization is also yielding results, as Reservoir Description’s operating margins for the third quarter were 17%, the highest in three years. As committed work volumes continue to build across our global laboratory network, these investments will produce superior, long-term incremental margins. Production Enhancement’s third quarter financial performance was negatively impacted by a steeper-than-expected decline in U.S. land completion activity. As a result, Core’s full company third quarter 2023 revenue was down slightly on a sequential basis. However, despite the U.S. land headwinds, we achieved sequential and year-over-year improvement in operating income, operating margins and earnings per share. Core remains focused on reducing debt and further strengthening our balance sheet, while at the same time working to increase our return on invested capital, which improved for the fourth consecutive quarter.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the third quarter of 2023 was $85,100,000, up over 2% sequentially and up 8% year-over-year. Operating income on a GAAP basis was $13,000,000, while operating income, ex-items, was $14,100,000, yielding operating margins of 17%, up approximately 320 basis points sequentially and 590 basis points year-over-year. Incremental margins exceeded 100% sequentially and 90% year-over-year. The segment’s financial performance reflects improving client activity across the Company’s global network, as well as increased demand for analytical datasets from Core’s library of proprietary geological and petrophysical studies.

During the third quarter of 2023, Core’s Middle East clients continued their plans to expand future production capacity, increasing the need for evaluation of complex unconventional and conventional reservoirs. This emphasis is particularly pronounced in the characterization and development of unconventional reservoir targets, where determination of in-situ Gas-Oil-Ratio (“GOR”) is critical. Given the complex fluid and fluid-flow behaviors of these low permeability reservoirs, the acquisition of GOR data from traditional downhole fluid samples may not be representative. In line with these challenges, and under a collaborative agreement with Corsyde International (“Corsyde”), a team of Core Lab reservoir optimization specialists executed a successful, multi-trip, pressure core campaign for a Middle East National Oil Company. Pressure cores allow for intervals of the target reservoir zone to be cut and safely brought to the surface, all while maintaining in-situ reservoir pressure. This technology ensures that all three reservoir fluid phases are captured and maintained at reservoir pressure in the core barrel. Upon reaching the surface, Core Lab and Corsyde specialists orchestrated meticulously-controlled depressurization processes to systematically capture all reservoir fluids. The captured reservoir fluids were quantified and comprehensive compositional analyses were conducted. The process enabled Core Lab specialists to accurately determine the in-situ GOR and hydrocarbon properties, providing data that will improve reservoir models, yield more accurate reserve calculations and allow the operator to optimize completion and production strategies. This pressure core project exemplifies Core Lab's commitment to delivering technological and data-driven solutions that enable its clients to navigate the complexities of reservoir evaluation and optimize production strategies.

Also during the third quarter of 2023, Halliburton Company (“Halliburton”) and Core Lab signed a strategic alliance in the U.S. to combine their industry-leading digital rock characterization and modeling services. These digital solutions will help to accelerate clients’ reservoir evaluation programs while the traditional physical laboratory measurements required for determinative reserve calculations are in progress. This collaboration combines Core Lab's expertise in reservoir description and optimization technologies with Halliburton’s specialization in pore-scale digital rock analysis. Together, Core Lab and Halliburton will seamlessly integrate best-in-class digital rock characterization technologies at nano, micro and macro levels, enabling U.S. clients to run pore-scale simulations in parallel with physical laboratory experiments. Recently, Halliburton joined Core Lab's Carbon Capture and Sequestration (“CCS”) Consortium. This consortium, in conjunction with Dr. Birol Dindoruk of the University of Houston, allows technical teams from twelve member companies to share expertise and datasets related to assessing geological and engineering risks associated with subsurface injection of CO2. One example of how the collaboration between Halliburton and Core Lab will benefit clients will be in the expedited delivery of digital rock characterization data on CCS projects that are progressing through time-sensitive subsurface evaluation and permitting processes.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional projects across the globe, posted third quarter 2023 revenue of $40,200,000, down approximately 10% sequentially, and 14% year-over-year. Operating income on a GAAP basis was $1,500,000, while operating income, ex-items, was $1,600,000, yielding operating margins of 4%. The sequential and year-over-year declines were tied to the reductions in U.S. onshore well completions, although product sales in the U.S. were flat sequentially. Additionally, certain well diagnostic projects in the Gulf of Mexico were delayed, and some international product deliveries moved into October due to third-party logistical delays.

During the third quarter of 2023, Core’s Production Enhancement segment was engaged by a client in the North Sea to provide plug and abandonment technologies to efficiently perforate heavy-walled 13-3/8” diameter casing for cement wash and the subsequent plugging operations required for well abandonment. Core provides solutions that leverage its expertise in energetics as an alternative to traditional casing section milling, which is slower and more costly. Capitalizing on Core’s proprietary Plug and Abandonment Perforating System (“PAC™”), the Company’s ballistic engineering design team collaborated with the client to address the additional depth of controlled penetration required to create communication in the annular space between the 13-3/8” casing and the 20” outer casing string. The PAC™-Extended Range Energetic System successfully accomplished the task. Significantly, the Extended Range System was delivered with a 4-1/2” gun. This solution eliminated the need to run a secondary retrieval operation to remove the downhole restriction that would have been required for a larger diameter gun system. Core’s expertise and technologies successfully created communication between the casing strings, maintained the integrity of the 20” outer casing, and reduced rig time, all while allowing for the efficient recovery of the interior casing. These advancements in PAC™ energetic system technologies not only contribute to the safety of offshore well abandonment, but also align with increasing global demand for cost-effective solutions in complex plug and abandonment applications.

Also during the third quarter of 2023, Core’s completion diagnostics were deployed in an innovative application for a client exploring for helium resources in the Four Corners’ area of New Mexico. The project utilized Core’s proprietary diagnostic technologies to assess well production and identify an optimum completion strategy. Core’s Flow Profiler™ water-phase and gas-phase tracers were deployed into four stages of this vertical well, with unique tracers placed into each interval. Water and gas tracer concentrations in flowback samples were collected at the surface, allowing for delineation of the most promising helium-producing intervals. The operator also utilized Core’s Completion Profiler® to better characterize the gas production from each interval. Through the use of Core’s technologies, the operator identified the most promising stratigraphic target for future helium-producing wells planned for this area.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the third quarter of 2023, cash used in operations was approximately $200,000 and capital expenditures were $3,500,000, yielding negative FCF of $3,700,000. Cash from operations for the third quarter of 2023 was negatively affected by the following items:

1. An additional $14,000,000 of cash used to fund working capital requirements. Growth in inventory during the third quarter of 2023 was primarily caused by the lower-than-expected level of activity in the U.S. onshore market. The U.S. onshore market is the largest market the Company serves with its product sales, and prolonged lead times associated with purchasing raw materials has resulted in the need to maintain higher levels of raw materials. Additionally, the Company continued to build stock to serve large international projects which are planned for delivery later in 2023 and 2024. The Company also carried approximately $5,000,000 less in accounts payable as of September 30, 2023 when compared to June 30, 2023.

2. Cash from operations for the third quarter of 2023 also includes $11,300,000 in cash tax payments. Approximately $5,100,000 of these cash tax payments made during the third quarter of 2023 are expected to be recovered through a tax refund during the fourth quarter of 2023.

Core expects cash from operations to strengthen and the Company to generate positive free cash in future quarters. At the end of the third quarter of 2023, Core’s net debt increased by $5,600,000 from prior quarter-end to $164,400,000, and the Company’s leverage ratio increased slightly to 1.92. The Company will continue applying future free cash towards reducing debt until the Company reaches its target leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.5 times or lower.

On July 26, 2023, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on August 28, 2023 to shareholders of record on August 7, 2023.

On November 1, 2023, the Board approved a cash dividend of $0.01 per share of common stock payable on December 4, 2023 to shareholders of record on November 13, 2023.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula to reflect Core's financial performance in the third quarter of 2023, the Company’s ROIC improved to 13.6%.

Industry and Core Lab Outlook and Guidance

Based on constant dialogue with the Company’s global client base, Core Lab maintains its constructive outlook on international upstream activity for 2024 and beyond, as increasing levels of investment will be required to maintain and grow hydrocarbon production. The Company anticipates operator spending on long-cycle upstream projects in both onshore and offshore environments will continue to expand displaying an added level of sustainability for this upcycle. In the near-term, the global crude-oil market may remain volatile due to global recession fears, the extent and timing of China’s economic recovery, and the uncertainties related to conflicts in Russia-Ukraine and the Middle East. Globally, crude-oil production growth continues to face constraints due to prolonged underinvestment, as well as the loss of production due to natural decline from existing fields.

Core continues to anticipate a multi-year international recovery supported by increased spending on exploration in many regions across the globe and expanded development of existing fields to fortify crude-oil and natural gas reserves. This underlies Core's outlook for continued improvement in international onshore and offshore activity, with on-going projects around the globe, most notably across the Middle East, South Atlantic Margin, certain areas of Asia Pacific and West Africa. Turning to the U.S., onshore activity in 2023 has been lower than expected as reflected by the decreased U.S. rig and frac spread counts. Core sees sequential U.S. onshore completion activity to be slightly down due to typical year-end seasonality as operators complete their 2023 spending plans.

Core projects Reservoir Description’s fourth quarter 2023 revenue to range from $84,000,000 to $86,000,000 and operating income of $11,600,000 to $13,300,000. While Core expects its international revenue to increase sequentially in several geographic regions, the on-going Russia-Ukraine conflict and more recent conflict in the Middle East are causing some disruption to the movement and trade of crude oil. These two geopolitical situations have created uncertainties with respect to trading patterns of crude oil and derived products and the associated laboratory assay services. These situations have and may continue to adversely impact Core’s Reservoir Description segment’s operations in Russia, Ukraine, Europe, and the Middle East. Despite these geopolitical uncertainties, client commitments on long-term international projects have improved nicely year-over-year. However, the pace at which these long-term projects are executed by Core’s clients may vary from quarter to quarter as momentum builds. Core’s Production Enhancement segment fourth quarter 2023 revenue is estimated to range from $41,000,000 to $46,000,000 and operating income of $2,200,000 to $4,000,000. Growth in Production Enhancement international sales and well diagnostic projects in the Gulf of Mexico are expected to offset a projected decline in U.S. onshore revenue.

The Company’s fourth quarter 2023 revenue is projected to range from $125,000,000 to $132,000,000 and operating income of $13,800,000 to $17,300,000, yielding operating margins of approximately 12%. EPS for the fourth quarter of 2023 is expected to be $0.17 to $0.23.

The Company’s fourth quarter 2023 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Fourth quarter 2023 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's third quarter 2023 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, November 2, 2023. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the redomestication of the parent company from the Netherlands to the United States, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	September 30, 2023	June 30, 2023	September 30, 2022	vs. Q2-23	vs. Q3-22
REVENUE	$125,343	$127,881	$125,966	(2.0)%	(0.5)%

OPERATING EXPENSES:
Costs of services and product sales	96,617	100,295	98,930	(3.7)%	(2.3)%
General and administrative expense	9,452	5,811	10,001	62.7%	(5.5)%
Depreciation and amortization	3,929	3,937	4,171	(0.2)%	(5.8)%
Other (income) expense, net	673	(1,068)	(1,781)	NM	NM
Total operating expenses	110,671	108,975	111,321	1.6%	(0.6)%

OPERATING INCOME	14,672	18,906	14,645	(22.4)%	0.2%
Interest expense	3,147	3,236	3,138	(2.8)%	0.3%
Income before income taxes	11,525	15,670	11,507	(26.5)%	0.2%
Income tax expense (benefit)	2,305	(7,259)	3,856	NM	(40.2)%
Net income	9,220	22,929	7,651	(59.8)%	20.5%
Net income (loss) attributable to non-controlling interest	(37)	83	127	NM	NM
Net income attributable to Core Laboratories Inc.	$9,257	$22,846	$7,524	(59.5)%	23.0%

Diluted earnings per share	$0.19	$0.48	$0.16	(60.4)%	18.8%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.19	$0.48	$0.16	(60.4)%	18.8%

Diluted weighted average common shares outstanding	47,604	47,497	47,012	0.2%	1.3%

Effective tax rate	20%	(46)%	34%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$85,145	$83,384	$78,996	2.1%	7.8%
Production Enhancement	40,198	44,497	46,970	(9.7)%	(14.4)%
Consolidated	$125,343	$127,881	$125,966	(2.0)%	(0.5)%

Operating income:
Reservoir Description	$12,992	$13,316	$9,798	(2.4)%	32.6%
Production Enhancement	1,544	5,498	4,417	(71.9)%	(65.0)%
Corporate and Other	136	92	430	NM	NM
Consolidated	$14,672	$18,906	$14,645	(22.4)%	0.2%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,		% Variance
	2023	2022
REVENUE	$381,580	$362,164	5.4%

OPERATING EXPENSES:
Costs of services and product sales	298,440	293,839	1.6%
General and administrative expense	31,594	29,393	7.5%
Depreciation and amortization	11,910	13,088	(9.0)%
Other (income) expense, net	(423)	(62)	NM
Total operating expenses	341,521	336,258	1.6%

OPERATING INCOME	40,059	25,906	54.6%
Interest expense	9,812	8,489	15.6%
Income before income taxes	30,247	17,417	73.7%
Income tax expense (benefit)	(4,344)	4,449	NM
Net income	34,591	12,968	166.7%
Net income attributable to non-controlling interest	115	266	NM
Net income attributable to Core Laboratories Inc.	$34,476	$12,702	171.4%

Diluted earnings per share	$0.73	$0.28	160.7%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.73	$0.27	170.4%

Diluted weighted average common shares outstanding	47,536	47,117	0.9%

Effective tax rate	(14)%	26%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$248,717	$229,567	8.3%
Production Enhancement	132,863	132,597	0.2%
Total	$381,580	$362,164	5.4%

Operating income:
Reservoir Description	$28,780	$16,085	78.9%
Production Enhancement	10,324	8,447	22.2%
Corporate and Other	955	1,374	NM
Total	$40,059	$25,906	54.6%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	September 30, 2023	June 30, 2023	December 31, 2022	vs. Q2-23	vs. Q4-22

Cash and cash equivalents	$16,616	$26,204	$15,428	(36.6)%	7.7%
Accounts receivable, net	104,053	106,816	106,913	(2.6)%	(2.7)%
Inventories	75,060	71,658	60,445	4.7%	24.2%
Other current assets	32,815	31,446	28,916	4.4%	13.5%
Total current assets	228,544	236,124	211,702	(3.2)%	8.0%

Property, plant and equipment, net	99,499	101,662	105,028	(2.1)%	(5.3)%
Right of use assets	53,101	55,456	52,379	(4.2)%	1.4%
Intangibles, goodwill and other long-term assets, net	211,270	208,606	209,245	1.3%	1.0%
Total assets	$592,414	$601,848	$578,354	(1.6)%	2.4%

LIABILITIES AND EQUITY:

Accounts payable	$34,097	$39,145	$45,847	(12.9)%	(25.6)%
Short-term operating lease liabilities	9,794	10,731	11,699	(8.7)%	(16.3)%
Other current liabilities	40,359	46,318	45,589	(12.9)%	(11.5)%
Total current liabilities	84,250	96,194	103,135	(12.4)%	(18.3)%

Long-term debt, net	177,863	182,583	172,386	(2.6)%	3.2%
Long-term operating lease liabilities	40,903	42,376	38,305	(3.5)%	6.8%
Other long-term liabilities	59,948	61,091	75,574	(1.9)%	(20.7)%

Total equity	229,450	219,604	188,954	4.5%	21.4%
Total liabilities and equity	$592,414	$601,848	$578,354	(1.6)%	2.4%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,591	$12,968
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	12,406	7,452
Depreciation and amortization	11,910	13,088
Deferred income taxes	(14,757)	(1,807)
Accounts receivable	2,872	(3,390)
Inventories	(15,707)	(9,188)
Accounts payable	(13,101)	4,288
Other adjustments to net income	(12,854)	(11,666)
Net cash provided by (used in) operating activities	5,360	11,745

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,843)	(8,195)
Net proceeds on life insurance policies and from insurance recovery	3,375	2,642
Other investing activities	262	639
Net cash provided by (used in) investing activities	(4,206)	(4,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(184,000)	(49,000)
Proceeds from long-term debt	190,000	44,000
Dividends paid	(1,401)	(1,389)
Repurchase of common stock	(418)	(2,311)
Equity related transaction costs	(2,842)	(411)
Other financing activities	(1,305)	(1,691)
Net cash provided by (used in) financing activities	34	(10,802)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,188	(3,971)
CASH AND CASH EQUIVALENTS, beginning of period	15,428	17,703
CASH AND CASH EQUIVALENTS, end of period	$16,616	$13,732

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
GAAP reported	$14,672	$18,906	$14,645
Stock compensation (1)	—	(934)	—
Loss on lease abandonment and assets write-down (2)	633	—	—
Gain on life insurance policies (3)	—	(1,965)	—
ATM termination costs (4)	455	—	—
Foreign exchange losses (gains)	238	(386)	(1,303)
Excluding specific items	$15,998	$15,621	$13,342

	Net Income Attributable to Core Laboratories Inc.
	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
GAAP reported	$9,257	$22,846	$7,524
Stock compensation (1)	—	(747)	—
Loss on lease abandonment and assets write-down (2)	505	—	—
Gain on life insurance policies (3)	—	(1,572)	—
ATM termination costs (4)	364	—	—
Foreign exchange losses (gains)	190	(309)	(1,043)
Debt issuance costs write off (5)	—	—	171
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (6)	—	(10,394)	1,553
Excluding specific items	$10,316	$9,824	$8,205

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
GAAP reported	$0.19	$0.48	$0.16
Stock compensation (1)	—	(0.02)	—
Loss on lease abandonment and assets write-down (2)	0.01	—	—
Gain on life insurance policies (3)	—	(0.03)	—
ATM termination costs (4)	0.01	—	—
Foreign exchange losses (gains)	0.01	—	(0.01)
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (5)	—	(0.22)	0.03
Excluding specific items	$0.22	$0.21	$0.18

(1) Three months ended June 30, 2023 include reversals of stock compensation expense previously recognized due to a change in probability of performance condition for certain executive's share awards.
(2) Three months ended September 30, 2023 includes the write-down of right of use assets and leasehold improvements and other exit costs associated with consolidation of certain facilities.
(3) Three months ended June 30, 2023 includes gain on life insurance policies death benefit proceeds.
(4) Three months ended September 30, 2023 includes the write off of previously deferred costs upon termination of our "at-the-market offering" ("ATM Program").

(5) Three months ended June 30, 2023 includes the reversal of certain net deferred tax liabilities which will not be realized as a result of the Redomestication Transaction and the effect to reflect tax expense at a normalized rate of 20%. Three months ended September 30, 2022 includes the effect to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended September 30, 2023
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$12,992	$1,544	$136
Loss on lease abandonment and assets write-down (1)	633	—	—
ATM termination costs (2)	292	163	—
Foreign exchange losses (gains)	162	(65)	141
Excluding specific items	$14,079	$1,642	$277
(1) Includes the write-down of right of use assets and leasehold improvements and other exit costs associated with consolidation of certain facilities.
(2) Includes the write off of previously deferred costs upon termination of our ATM Program.

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 13.6% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $53.0 million divided by Average Total Invested Capital ("Average TIC") of $390.7 million where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2023
Net cash provided by (used in) operating activities	$(212)	$5,360
Capital expenditures	(3,461)	(7,843)
Free cash flow	$(3,673)	$(2,483)

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